Exhibit 10.4

Execution Version

NCOP/CF II, LLC

A NEVADA LIMITED LIABILITY COMPANY

LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF AUGUST 31, 2007

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Exhibit A	Members’ Names and Addresses

Exhibit B	Asset Pool Percentages

Exhibit C	Form of Membership Certificate

Exhibit D	Specimen Signatures of Authorized Representatives of Members

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LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT is made and entered into as of the 31st day of August, 2007, among the parties signing below as Members.

In consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Unless the context otherwise requires, as used in this Agreement the following terms shall have the meanings specified in this Article I.

Act means the Nevada Limited Liability Company Act, Nev. Rev. Stat. § 86.011 et seq., as amended from time to time (or any corresponding provisions of any successor law).

Additional Capital Contributions has the meaning set forth in Section 4.2 of this Agreement.

Adjusted Capital Account Balance means, with respect to any Member, the balance, if any, in that Member’s Capital Account as of the end of the relevant taxable year, increased by the amount of the minimum gain that such Member is treated as being obligated to restore pursuant to the next to last sentences of Treasury Regulation Sections 1.704-2(g)(1) and (i)(5).

Adjusting Action has the meaning designated in Section 9.9(c) of this Agreement.

Affiliate means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement means this limited liability agreement, as the same may be amended, modified or extended.

Approved Asset Pool has the meaning set forth in Section 3.2 of this Agreement.

Asset means each asset of the Company, consisting primarily of U.S.-based consumer receivables, together with all documents evidencing such receivables.

Asset Pool means a pool of Assets acquired by the Company in one or more acquisitions, (including forward flow commitments) which pool has a purchase price equal to or greater than $1 million but less than $4 million.

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Asset Pool Percentage means, with respect to each Asset Pool, a Member’s percentage interest in such Asset Pool, as set forth and described in Exhibit B hereto, as amended and modified from time to time.

Asset Pool Proceeds means, with respect to each Asset Pool, the gross proceeds received by the Company from the servicing, sale or financing of the Assets in such Asset Pool, less any servicing, sale or refinancing expenses incurred by the Company in connection therewith.

Business Day shall mean any day other than (a) a Saturday or Sunday and (b) a day on which banking institutions in the States of Minnesota, Nevada and Pennsylvania are authorized or obligated by law, executive order or governmental decree to be closed.

Capital Account has the meaning set forth in Section 4.3(a) of this Agreement.

Capital Contribution means any capital contribution made by a Member.

CarVal shall mean CarVal Investors, LLC, a Delaware limited liability company.

Change of Control means any event, circumstance or occurrence that results in (i) NCO Portfolio Management, Inc. holding and owning, directly or indirectly, less than one hundred percent (100%) of the issued and outstanding equity interests in the NCO Member free and clear of all liens, security interests and other encumbrances; or (ii) NCO Group, Inc. holding and owning, directly or indirectly, less than fifty percent (50%) of the issued and outstanding equity interests in either NCO Portfolio Management, Inc. or the Servicer.

Code means the Internal Revenue Code of 1986, as amended.

Company means NCOP/CF II, LLC, a Nevada limited liability company, governed by this Agreement.

Company Account means the account created and maintained by the Manager or by the Servicer, which shall be an Eligible Account and shall be entitled “NCOP/CF II, LLC Company Account.”

Company Accounts has the meaning set forth in Article VII of this Agreement.

CVI Member means CVI GVF Finco, LLC, a Delaware limited liability company, or any successor thereto.

CarVal Affiliate means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with CarVal. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

Default Asset Pool Percentage has the meaning set forth in Section 4.1 of this Agreement.

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Depreciation means, for each taxable year or other period with respect to an Asset, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to such Asset for the year or other period, except that if the Gross Asset Value of an Asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Manager upon the advice of tax counsel to the Company.

Due Diligence Expenses shall include out-of-pocket costs and expenses incurred by the Company, or by the Manager or any Member on behalf of the Company, directly and exclusively in connection with the formation and organization of the Company, or the purchase of Assets, provided such costs and expenses are part of any approved Company Budget or are otherwise unanimously approved by the Members.

Effective Time has the meaning designated in Section 9.9(c) of this Agreement.

Eligible Account means a segregated account held by a depository institution approved by the Company that is either: (i) an account maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations of which (or, in the case of a depository institution or a trust company that is the principal subsidiary of a holding company, the long-term unsecured debt obligations of such holding company) have been rated by two of the Rating Agencies in one of their two highest rating categories or the short-term commercial paper of which is rated by two of the Rating Agencies in their highest rating category or (ii) an account or accounts maintained with a federal or state chartered depository institution or trust company with trust powers acting in its fiduciary capacity provided that any such state chartered institution or trust company shall be subject to regulations regarding fiduciary funds on deposit substantially similar to federal regulation 12 CFR §910(b).

ERISA means the federal Employee Retirement Income Security Act of 1974, as amended.

Exclusivity Agreement means that certain Second Amended and Restated Exclusivity Agreement dated as of August 31, 2007 among CarVal Investors, LLC, a Delaware limited liability company, CVI GVF Finco, LLC, a Delaware limited liability company, NCOP Lakes, Inc., a Nevada corporation, NCO Financial Systems, Inc., a Delaware corporation, NCO Portfolio Management, Inc., a Delaware corporation, NCO Group, Inc., a Pennsylvania corporation, NCOP Capital, Inc., a Nevada corporation, NCOP Capital I, LLC, a Nevada limited liability company, NCOP/CF, LLC, a Nevada limited liability company, NCOP/CF II, LLC, a Nevada limited liability company, NCOP Capital III, LLC, a Nevada limited liability company, and NCOP Capital IV, LLC, a Nevada limited liability company, as such agreement is further amended or supplemented from time to time.

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Fair Market Value means the price that would be paid by a willing buyer for an item of property being sold by a willing seller in an open market, arm’s length transfer with respect to which time is not of the essence.

Fiscal Year means January 1 through December 31 of each year.

For Cause means, with respect to the Manager, any of the following: (i) failure to follow written directions received by such Manager from the Members which are permitted to provide such directions under this Agreement after the applicable notice and cure period, if any, expressly provided with respect thereto in this Agreement, (ii) fraud or willful misconduct, (iii) negligence in the performance of its duties hereunder, (iv) the occurrence and continuance of an Event of Default, as that term is defined and used in the Servicing Agreement, (v) material breach of any of its covenants or obligations under this Agreement or (vi) the occurrence of a Change of Control.

Gross Asset Value means, with respect to any Asset, the adjusted basis of the Asset for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any Asset contributed (or deemed contributed under Code Sections 704(b) and 752 and the Regulations promulgated thereunder) by a Member to the Company will be the Fair Market Value of the Asset on the date of the contribution, as determined by the Manager; provided that if the contributing Member is the Manager or an Affiliate of the Manager, the determination of the Fair Market Value of the Asset shall require the unanimous consent of the Members.

(b) The Gross Asset Values of all Assets may be adjusted to equal the respective Fair Market Values of the Assets, as determined by the Manager, as of (i) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of the Assets as consideration for an Interest in the Company; provided, however, that the adjustments pursuant to clauses (i) and (ii) shall be made only if the Manager reasonably determines an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(c) The Gross Asset Value of any Asset distributed to any Member will be the gross Fair Market Value of the Asset on the date of distribution as determined by the distributee and the Manager, provided that, if the distributee is the Manager or an affiliate of the Manager, the determination of the Fair Market Value of the distributed Asset shall be determined by unanimous consent of the Members.

(d) The Gross Asset Values of Assets will be increased or decreased to reflect any adjustment to the adjusted basis of such Assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this paragraph to the extent that the Manager

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determines that an adjustment under paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this paragraph (d).

After the Gross Asset Value of any Asset has been determined or adjusted under paragraphs (a), (b) or (d) above, Gross Asset Value will be adjusted by the Depreciation (if any) taken into account with respect to the Asset for purposes of computing Net Income or Net Loss.

Incapacity means the bankruptcy, dissolution, liquidation, adjudication of incompetency or death of any Person. The term “bankruptcy” as used herein shall mean the occurrence of any of the following in respect of any Person:

(i) such Person shall make an assignment for the benefit of creditors, commence (as a debtor) a case in bankruptcy, or commence (as a debtor) any proceeding under any other insolvency law;

(ii) a case in bankruptcy or any other proceeding under any other insolvency law is commenced against such Person (as a debtor) and is consented to by such Person or remains undismissed for thirty (30) days, or such Person consents to or admits the material allegations against such Person in any such case or proceeding;

(iii) a trustee, receiver, agent, liquidator or sequestrator (however named) is appointed or authorized to take charge of all or substantially all of the property of such Person for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of creditors;

(iv) such Person shall fail generally to pay such Person’s debts as they become due, or suffer any writ of attachment or execution or any similar process to be issued or levied against such Person or all or substantially all of its property which is not released, stayed, bonded or vacated within ninety (90) days after its issue or levy; or

(v) such Person shall suffer any writ of attachment or execution or any similar process to be issued or levied against the interest of such Person in the Company which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy.

Interest means, at a given point in time, all of a Member’s rights and interests in the Company in such Member’s capacity as Member, all as provided in this Agreement and the Act, including, without limitation, such Member’s interest in (i) the capital, income, gain, deductions, losses and credits of the Company generally, and (ii) the aggregate Asset Pool Proceeds, not previously distributed, to which such Member is entitled hereunder.

Investment Company Act means the Investment Company Act of 1940, as amended.

Manager means the NCO Member and any successor thereto.

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Members means collectively the Persons listed on Exhibit A to this Agreement and singularly, any Person listed on Exhibit A to this Agreement, as the same may be modified or amended from time to time.

NCO Member means NCOP Nevada Holdings, Inc., a Nevada corporation.

Net Cash Flow means with respect to any calendar month or other period, the gross revenues received by the Company during such period from any source whatsoever, (but excluding Capital Contributions), less the following: (i) servicing fees paid to the Servicer during such period and other expenses reimbursable to the Servicer under the Servicing Agreement; (ii) Operating Expenses; (iii) interest and principal payments on account of any indebtedness of the Company, together with fees and other payments due thereunder; and (iv) any other expenditures approved in the Company Budget or as otherwise unanimously approved by the Members. Net Cash Flow shall be determined separately for each calendar month or other period and shall not be cumulative.

Net Income and Net Loss mean, an amount equal to the Company’s taxable income or loss, respectively, for federal income tax purposes, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703 (a)(1) of the Code shall be included in taxable income or loss), with the following adjustments: (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant hereto shall be included in income; (ii) any expenditures of the Company described in Section 705 (a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income or Net Loss pursuant thereto, shall be deducted from income; and (iii) income, gain, loss and deduction of the Company shall be computed (A) as if the Company had purchased any property contributed by a Member on the date of such contribution at a price equal to its Fair Market Value on such date, and (B) as if the Company had sold any property distributed to a Member on the date of such distribution at a price equal to its Fair Market Value on such date.

Net Proceeds means (i) the gross proceeds received by the Company from the servicing, sale or financing of the Assets less any servicing, sale or refinancing expenses incurred by the Company in connection therewith; (ii) the proceeds of the liquidation or termination of the Company, less any expenses incurred by the Company in connection therewith; (iii) any damage recoveries, insurance payments or condemnation proceeds (net of applicable expenses) payable to the Company and not used to repair or restore any of the property of the Company; (iv) any financing or refinancing of debt of the Company not applied to the reduction of Company liabilities or to the payment of related financing or refinancing expenses; and (v) any revenues or proceeds (net of applicable expenses) derived from any other event in the nature of a capital transaction.

Nonrecourse Deductions has the meaning assigned to it in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(c).

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Nonrecourse Liability has the meaning assigned to it in Treasury Regulations Sections 1.704-2(b)(3).

Operating Expenses means, if and to the extent approved as part of the Company Budget or otherwise unanimously approved by the Members pursuant to this Agreement, all third party out-of-pocket costs and expenses incurred by the Company, or by any Manager or Member on behalf of the Company, or by any Servicer on behalf of the Company, which are commercially reasonable and negotiated on an arms length basis and which are incurred directly and exclusively in connection with the administration and operation of the Company and the ownership of the Assets, including, without limitation, accounting fees, legal fees and other expenses.

Person means any individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, trust, estate, association or other entity whether domestic or foreign.

Rating Agencies means Duff & Phelps Credit Rating Co., Standard & Poor’s Rating Group, Fitch Investors Services, Inc., Moody’s Investors Services, Inc. or such other nationally recognized statistical rating agency unanimously approved by the Members.

Securities Act means the Securities Act of 1933, as amended.

Servicer means the Person retained by the Company to collect, service and manage Asset Pools acquired from time to time by the Company.

Servicing Agreement means a Servicing Agreement entered into, by and among the Company and the Servicer, relating to the servicing, collection and management of the Asset Pools acquired by the Company from time to time.

Treasury Regulations means the regulations (including any temporary regulations) issued under the Code by the Department of the Treasury, as such regulations may be amended from time to time, or any applicable successor regulations. Reference herein to any particular section of the Treasury Regulations shall be deemed to refer to the corresponding provision of any applicable successor regulations.

ARTICLE II.

ORGANIZATION

Section 2.1. Formation of the Company. The Company was formed as of the date of the filing of the Articles of Organization for the Company with the Secretary of State of the State of Nevada as a limited liability company pursuant to the provisions of the Act. The rights and liabilities of the Members shall be as provided in the Act, except as otherwise set forth herein. If any provision in this Agreement conflicts with the Act, such provision in this Agreement shall control and govern to the extent permitted by applicable law.

Section 2.2. Name. The name of the Company shall be NCOP/CF II, LLC, and all business of the Company shall be conducted under such name. Upon compliance with all applicable laws, the business of the Company may be conducted under any other name

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designated in writing by the Manager and unanimously approved by the Members, provided such name contains the initials “LLC” or the words “limited liability company.”

Section 2.3. Registered Office; Principal Place of Business. The Company’s principal place of business and registered office in the State of Nevada shall be located at Hughes Center, Suite 170, 3763 Howard Hughes Pkwy., Las Vegas, Nevada 89109.

Section 2.4. Term. The Company commenced on the date of filing of appropriate Articles of Organization for the Company with the Secretary of State of the State of Nevada and shall continue until terminated as provided in this Agreement or in the Act.

Section 2.5. Filings.

(a) The Manager is hereby authorized to and shall execute and cause the certificate of formation to be filed in the office of the Secretary of the State of Nevada as an authorized person within the meaning of, and otherwise in accordance with, the Act. The Manager shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Nevada, including the preparation, execution, and filing of such amendments to the articles of organization and such other assumed name certificates, documents, instruments, and publications as may be required by law, including action to reflect:

(i) A change in the Company name; or

(ii) A correction of false or erroneous statements in the articles of organization or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement between the Members.

(b) The Manager shall execute and cause to be filed original or amended certificates and shall take any and all other actions as may reasonably be necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

(c) Upon the dissolution and completion of the winding up of the Company in accordance with Article X, the Members shall promptly execute and cause to be filed Articles of Dissolution in accordance with the Act and the laws of any other jurisdictions in which the Members deem such filing or any similar filling to be necessary or advisable.

Section 2.6. Title to Assets. All assets owned by the Company shall be owed by the Company as an entity and no Member shall have any ownership interest in such assets in its individual name. Each Member’s Interest in the Company shall be personal property for all purposes. The Company shall hold title to all of its assets in the name of the Company and not in the name of any Member.

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Section 2.7. Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred in satisfaction of or encumbered for, or in payment of, any individual obligation of any Member.

ARTICLE III.

PURPOSES, BUSINESS AND POWERS

Section 3.1. Purposes and Business. The purpose and business of the Company shall be:

(a) to accomplish any lawful business or activity whatsoever, conducive to or expedient for the protection or benefit of the Company and its Assets and related directly or indirectly to:

(i) the purchase, ownership, management, collection and disposition of Assets;

(ii) the purchase and ownership of any and all kinds of interests and estates in and to the Assets or any part thereof, together with any other property reasonably incidental to the ownership of the Assets or any part thereof;

(iii) the funding of all costs related to the purchase of, and collection on, the Assets including collection, filing, administrative and legal costs; and

(iv) the financing and refinancing of any of the foregoing activities;

(b) to carry out collection letter activities from time to time under the name of NCO Portfolio Management;

(c) to exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by a limited liability company under the Act; and

(d) to engage in any and all other activities permitted by law as may be necessary, desirable, convenient or incidental to any of the foregoing, subject to the provisions of Section 5.4, to carry out the purposes and business of the Company as set forth above.

When conducted by the Company, all of the activities described above shall be deemed to be in the ordinary course of the Company’s business for purposes of the Act. The purposes and business of the Company may be conducted alone or through other entities in which the Company is a member, joint venturer, shareholder, member or beneficiary of an entity in which the Company holds an ownership, equity or beneficial interest.

Section 3.2. Business Plan. The Company intends to acquire Asset Pools with the proceeds of capital contributions made by each of the Members from time to time in accordance with their respective Asset Pool Percentages. The NCO Member shall identify appropriate Asset

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Pools for purchase by the Company and present the same to the Company for consideration in accordance with the terms of the Exclusivity Agreement. The information presented to the Company shall be in the form prescribed in Section 3.3. If all Members agree to close on the acquisition of such presented Asset Pool, it shall be deemed an “Approved Asset Pool” and the Members shall be obligated to contribute capital therefor in accordance with their respective Asset Pool Percentages as established for the corresponding Approved Asset Pools. The Members do not intend to finance the acquisition of Asset Pools with the proceeds of third-party loans to the Company, although nothing in this Agreement shall prohibit the Company from doing so, if the Members mutually agree. The Members shall share in the returns generated by each Asset Pool pursuant to their respective Asset Pool Percentage, as set out in Exhibit B hereto, in such Asset Pool.

Section 3.3. Bid Package. The written bid package presented to the Company shall include, as applicable, the proposed purchase agreement to be entered into if the Company is the successful bidder for such Asset Pool, all relevant information known to the NCO Member regarding the accounts comprising such Asset Pool, the proposed servicing fee for collection of such accounts, projections of the Company’s anticipated recoveries, cash flows and net returns to be obtained upon collection of such accounts and such other information as the CVI Member may reasonably request.

ARTICLE IV.

CAPITAL, LOANS, ALLOCATIONS AND DISTRIBUTIONS

Section 4.1. Asset Pool Acquisitions. The Company intends to acquire Asset Pools from time to time, as provided in Section 3.2 herein. Each Member shall be entitled to the proceeds and profits generated in respect of an acquired Asset Pool in accordance with the Asset Pool Percentage established by the Members for that Asset Pool as set out in Exhibit B hereto. For purposes of this Agreement, each Asset Pool will be treated separately and each member will be assigned an Asset Pool Percentage with respect to each such Asset Pool. The Members shall agree in writing upon the Asset Pool Percentage at the time such Asset Pool is acquired. If the Members shall fail to timely agree in writing upon an Asset Pool Percentage, the Asset Pool Percentage for the CVI Member and the NCO Member shall be twenty-five percent (25%) and seventy-five percent (75%), respectively (the “Default Asset Pool Percentage”).

Section 4.2. Additional Capital. The Members recognize that the Company may, in order to carry on its business generally, require additional equity capital from time to time in excess of Member capital contributions for acquiring Approved Asset Pools (such contributions, “Additional Capital Contributions”). Upon any such determination and agreement by each of the Members as to the amount and other terms of such contributions, the Members shall make such Additional Capital Contributions to the Company proportionately in accordance with their respective Default Asset Pool Percentages or in such other proportions as the Members agree. No Member shall be permitted unilaterally to call for Additional Capital Contributions.

Section 4.3. Capital Accounts; Allocations.

(a) A separate book capital account (a “Capital Account”) shall be established and maintained for each Member. The Capital Account of each Member shall be: (a)

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credited with (i) the amount of cash and the agreed-upon Fair Market Value of any property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), including cash contributed by a Member as such Member’s initial Capital Contribution, (ii) such Member’s share of any Net Income allocated to it under this Agreement, and (iii) such Member’s share of other items required to be credited thereto under Treasury Regulation Section 1.704-1(b)(2)(iv); and (b) shall be debited with (i) the amount of cash and the Fair Market Value of any property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (ii) such Member’s share of any Net Loss allocated to it under this Agreement, and (iii) such Member’s share of other items required to be debited thereto under Treasury Regulations Section 1.704-1(b)(2)(iv). Any adjustments to the tax basis of the Company property under Sections 732, 734, or 743 of the Code will be reflected as adjustments to the Capital Accounts of the Members only in the manner and to the extent provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m). If any Asset is to be distributed in kind, such Asset shall be distributed on the basis of its Fair Market Value after the Members’ Capital Accounts have been adjusted to reflect the manner in which any unrealized gain or loss with respect to such Asset (that has not been previously reflected in the Capital Accounts) would be allocated among the Members if there were a taxable disposition of the Asset for its Fair Market Value in the manner provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(e). These provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such section of the Treasury Regulations.

(b) If any Member’s Interest in the Company is transferred, the proportionate Capital Account attributable to such Interest in the Company shall continue to be attributable to such Interest in the Company.

(c) After giving effect to the special allocations set forth in Sections 4.3(d) and 4.3(g), if any, Net Income or Net Loss for a Fiscal Year shall be allocated among the Members in accordance with their respective Interests.

(d) Notwithstanding anything to the contrary contained in this Section 4.3:

(i) If during any Fiscal Year of the Company there is a net decrease in Company minimum gain (as such term is defined by Treasury Regulation Section 1.704-2(d) with respect to partnership minimum gain), then each Member shall be allocated gross income for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in the manner provided in Treasury Regulation Section 1.704-2(f). This Section 4.3(d)(i) is intended to comply with the Company minimum gain chargeback requirements of Treasury Regulation Section 1.704-2.

(ii) If during any Fiscal Year of the Company there is a net decrease in Member nonrecourse debt minimum gain (as such term is defined by Treasury Regulation Section 1.704-2(i) with respect to member nonrecourse debt minimum

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gain) then each Member shall be allocated gross income for such year (and, if necessary, for subsequent Fiscal Years) in the manner provided in Treasury Regulation Section 1.704-2(i). This Section 4.3(d)(ii) is intended to comply with the Member nonrecourse debt minimum gain chargeback provisions of Treasury Regulation Section 1.704-2(i).

(iii) Member nonrecourse deductions (as defined in Treasury Regulation Section 1.704-2(i)(2) with respect to partner nonrecourse deductions) shall be allocated as prescribed in Treasury Regulation Section 1.704-2(i)(1).

(e) Taxable income, gain, loss or deduction of the Company (as well as any credits and the basis of property to which such credits apply) as determined for federal income tax purposes shall be allocated in the same manner as the corresponding income, gain, loss or deduction is allocated for purposes of adjusting Capital Accounts hereunder.

(f) Subject to Section 706 of the Code and to any applicable Treasury Regulations, Net Income, Net Loss and items of income, gain, loss deduction or credit for federal income tax purposes for a Fiscal Year that are attributable to any Interest in the Company that is transferred or assigned during such Fiscal Year shall be allocated between the portion of the Fiscal Year during which such Interest was held by the transferor and the portion of the Fiscal Year during which such Interest was held by the transferee on the basis of the number of days of the year such Interest was held by each.

(g) Any Net Loss otherwise allocable to a Member with, or which would produce, a deficit balance in such Member’s Adjusted Capital Account Balance shall be allocated to the extent of the aggregate of and in proportion to the positive Adjusted Capital Account Balances of other Members. In the event that any time any Member receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) that create or increase a deficit balance in their Adjusted Capital Account Balances, then the next allocation of gross income that would otherwise have been allocated to the other Members shall be specially allocated to such Member in an amount and a manner sufficient to eliminate the deficit balance in such Adjusted Capital Account Balance created by such adjustments, allocations, or distributions as quickly as possible. The preceding sentence is intended to comply with the qualified income offset provision in Treasury Regulations Section 1.704-1(b)(2)(ii)(d). In addition, to the extent not otherwise required by the preceding sentences, if any Member would otherwise have a deficit Adjusted Capital Account Balance as of the last day of a Fiscal Year or other period, items of gross income shall be specially allocated to such Member so as to eliminate such deficit as quickly as possible. Any special allocations pursuant to this Section 4.3(g) shall be taken into account in computing subsequent allocations pursuant to this Section 4.3, so that the allocations of Net Income and gross income allocated to each Member pursuant to this Section 4.3 shall be equal to the allocations of Net Income and gross income that would have been allocated to each Member pursuant to the provisions of this Section 4.3 if the adjustments, allocations, or distributions and the resulting special allocations pursuant to this Section 4.3(g) had not occurred.

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(h) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Market Value at the time of contribution. Any elections or other decisions relating to such allocations shall be made by the Manager in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.3(h) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss or distributions pursuant to any provision of this Agreement.

(i) The tax basis for each Asset acquired by the Company shall be determined by the Manager with the unanimous approval of the Members.

Section 4.4. Non-Liquidation Distributions. All Net Cash Flow, if any, attributable to each calendar month of each Fiscal Year (or portion thereof) and distributable other than in connection with the liquidation of the Company shall be applied and distributed as follows:

(a) first, to repay loans made by a Member to the Company, if any (including reimbursement of out-of-pocket expenses incurred by a Member for the benefit of the Company);

(b) next, in return, pari passu, of each Member’s Additional Capital Contributions made pursuant to Section 4.2, if any; and

(c) next, pari passu, to the Members in amounts equal to the aggregate Asset Pool Proceeds to which each Member is entitled based on the Asset Pool Percentages established for each Asset Pool. For the avoidance of doubt, a Member’s Asset Pool Percentages as established for the various Asset Pools shall not be blended; rather, the proceeds attributable to each Asset Pool shall be calculated separately and aggregated for each calendar month or other distribution period.

Section 4.5. Timing of Distributions. The Manager shall make all distributions of Net Cash Flow under Section 4.4 as promptly as practicable after receipt thereof, and in no event later than one (1) Business Day thereafter.

Section 4.6. Distributions in Kind. No distribution of property in kind by the Company shall be permitted without the prior unanimous approval of the Members. If any Assets of the Company are distributed in kind pursuant to this Agreement, such Assets shall be distributed to the Members entitled thereto as tenants-in-common in the same proportions as the Members would have been entitled to cash distributions if such property had been sold for cash and the net proceeds thereof distributed to the Members. If distributions in kind are made to the Members upon dissolution and liquidation of the Company, the capital account balances of such Members shall be adjusted to reflect the Members’ allocable share of gain or loss which would have resulted if the distributed property had been sold at its Fair Market Value.

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Section 4.7. Capital Matters.

(a) A Member shall not be entitled to withdraw any part of its Capital Account or receive any distributions from the Company except as specifically provided in this Agreement. No Member shall be entitled to receive any distribution in kind. No interest shall be paid on or with respect to the Capital Account of any Member. Except as expressly provided herein, no Member shall have any priority over any other Member as to the return of its Capital Contributions or as to compensation by way of income, and no additional share of the profits or losses of the Company shall accrue to any Member solely by virtue of its Capital Account being proportionately greater than the Capital Account of any other Member. No Member shall be entitled or required to make any additional Capital Contributions to the Company other than as provided herein.

(b) If any Member makes a loan to the Company, such loan shall not be considered a contribution to the capital of the Company and shall not increase the Capital Account of the lending Member. Repayment of such loans shall not be deemed a withdrawal from the capital of the Company.

(c) No Member shall have any obligation to restore any negative balance which may exist from time to time in such Member’s Capital Account. If any Member receives a distribution from the Company in excess of the amount such Member should have received in accordance with the provisions of this Agreement at the time the distribution was made, such Member shall be obligated to pay any such excess to the Company for reallocation to the Member or Members rightfully entitled to such distribution upon demand to do so by the Manager.

ARTICLE V.

RIGHTS, POWERS, DUTIES AND OBLIGATIONS OF THE MEMBERS

Section 5.1. Liability of Members. No Member shall be personally liable for any of the debts, liabilities, obligations or contracts of the Company or of any other Member, nor shall a Member be required to lend any funds to the Company. No Member shall, except (i) with respect to an Approved Asset Pool, (ii) with respect to an agreed Additional Capital Contribution, or (iii) as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to any such Member, be required to make any contributions to the Company. Except as otherwise provided in the Act, by law or expressly in this Agreement, no Member shall have any fiduciary or other duty to another Member with respect to the business and affairs of the Company, and no Member shall be liable to the Company or any other Member for acting in good faith reliance upon the provisions of this Agreement. Each Member agrees to act in good faith and with fair dealing under this Agreement with respect to each other Member and with respect to the Manager, subject to the express provisions of this Agreement. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or return distributions made by the Company except as required by the Act, this Agreement or applicable law. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making its Members or the Manager responsible for the liabilities of the Company.

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Section 5.2. Management. The Manager shall have the right, and the obligation, to manage the business of the Company in accordance with the terms of this Agreement. Except as otherwise specifically provided in this Agreement (including, without limitation, Section 5.4), all Company actions, decisions, consents, approvals, determinations and elections required or permitted to be made pursuant to this Agreement or otherwise shall be made by the Manager. All such Company actions, decisions, consents, determinations and elections made or taken by the Manager shall be binding upon all the Members. All actions, decisions, consents, approvals, determinations and elections required or permitted herein may be prospective or retroactive.

Section 5.3. Powers of the Manager. Subject to the approval rights set forth in this Agreement, the Manager shall act as fiduciary to the Company, having full, exclusive and complete discretion to manage and control the business and affairs of the Company, shall make all decisions affecting the Company business, shall have full authority to take any action contemplated hereby and shall have full power to exercise any and all rights generally inferred or conferred by law in connection therewith, including delegating the right and authority to take such actions to such employees of the Manager as the Manager may designate; provided, however, that in the absence of a duly appointed and authorized Manager of the Company, any Member not affiliated with a removed or withdrawn Manager shall have the authority to sign for and bind the Company. The Manager, and its delegated employees, shall be an “authorized person” on behalf of the Company, as that term is used in the Act.

Section 5.4. Approval of the Members. Certain matters shall be subject to the prior approval of the Members as more specifically set forth below. In each case, the Manager shall give to each of the Members notice requesting such approval, accompanied by a description in reasonable detail of the subject matter of the request for approval.

(a) Approval of all Members. The following matters shall be subject to the prior approval of all Members:

(i) any amendment of this Agreement or the Articles of Organization of the Company (except as otherwise expressly provided herein);

(ii) admission of a new Member or issuance of additional Interests in the Company or changes to any Member’s Interest;

(iii) any transaction or other dealings between the Company and any Member, or any Affiliate of any Member (provided that all such transactions or other dealings shall be conducted on an arm’s length basis), other than transactions expressly contemplated by this Agreement;

(iv) any decision to retain or discharge a Servicer, enter into a Servicing Agreement or regarding the amendment, extension, restatement, waiver or modification of any term or provision of the Servicing Agreement;

(v) the tax policy or policies of the Company and all tax returns of the Company;

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(vi) the acquisition, sale, taking an assignment or transfer or final disposition of any Assets or Asset Pool, except as otherwise authorized pursuant to the Servicing Agreement;

(vii) the sale or transfer of all or substantially all of the Assets of the Company, including merging or consolidating the Company with or into any other entity, filing for bankruptcy, appointment of a receiver or trustee, or making a transfer for the benefit of creditors;

(viii) the financing or refinancing of any Asset or Asset Pool by means other than as contemplated herein;

(ix) an action or decision of the Company not in the ordinary course of the Company’s business;

(x) the financing of any Company business or pledge of any Company Assets, including any borrowings or indebtedness;

(xi) the making of any loan by the Company;

(xii) any determination that Additional Capital Contributions pursuant to Section 4.2 hereof are necessary;

(xiii) any financing, refinancing, securitization, sale, amendment, extension or restatement of or other modification to any indebtedness of the Company;

(xiv) any reimbursement by the Company of any out-of-pocket or other expenses of any Member other than as contemplated in the Company Budget;

(xv) selection of a tax accountant for the Company;

(xvi) incurring any cost on behalf of the Company if the amount thereof would result in an increase in any line item of the Company Budget by more than five percent (5%);

(xvii) approval of any lease, loan or other encumbrance with respect to any real property of the Company, or any amendment thereto;

(xviii) approval of any withdrawal or distribution from the Company Account that is to occur on a date other than as provided in Section 4.5 hereto; and

(xix) approval of a proposed transfer of any Interest or any other rights of a Member hereunder or a Change of Control.

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If for any reason the Manager shall fail to take any action approved pursuant to this Section 5.4 on behalf of the Company within ten (10) days of such direction, the Manager shall so advise the Members, providing an explanation as to why such action was not taken.

(b) No Approval of Manager Required. Notwithstanding anything herein to the contrary, (i) no consent or approval of the Member acting as the Manager shall be required for purposes of removing the Manager pursuant to Section 12.1 and (ii) no consent or approval of a Member shall be required for purposes of removing any Servicer that is an Affiliate of such Member, provided that such Servicer is in default under its Servicing Agreement.

Section 5.5. Company Liabilities. The Manager by virtue of its role as Manager of the Company, will have no liability for the return of the Members’ Capital Contributions. All liabilities of the Company, including without limitation indemnity obligations under Section 5.6, will be liabilities of the Company and will be paid or satisfied from Company Assets. No liability of the Company will be payable in whole or in part by any Member in its capacity as a member except pursuant to its separate guarantee, if any, of all or any portion of any indebtedness of the Company, or by any member, shareholder, director, officer, agent or advisor of any Member.

Section 5.6. Indemnification. Subject to the limitations contained in the Act, the Company, to the extent of its Assets legally available for that purpose, will indemnify and hold harmless the Members and Manager and any member, shareholder, director, officer, agent and Affiliate thereof (collectively, the “Indemnified Persons”), from and against any and all loss, damage, expense (including without limitation reasonable fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with, the business or affairs of the Company, except to the extent that the loss, damage, expense or liability results primarily from an ultra vires act of the Indemnified Person or the Indemnified Person’s gross negligence, bad faith, or willful misconduct, or breach by the Indemnified Person of any covenant, duty or obligation under this Agreement, which in any event causes actual, material damage to the Company.

The Manager hereby unconditionally and irrevocably covenants and agrees to indemnify and hold harmless the Company and the other Members, their successors and assigns, and all of its and their officers, directors, shareholders, beneficial owners, partners, Affiliates and employees (collectively “Indemnitees”) from and against any and all claims, losses, penalties, fines, forfeitures, judgments, reasonable attorneys’ fees and related costs and expenses and amounts paid in settlement in connection with any claims against the Indemnitees arising out of the gross negligence, bad faith or willful misconduct of the Manager or the Manager’s breach of any covenant, representation, duty or obligation under this Agreement.

Section 5.7. Rights of Competition. Subject to the rights, duties and obligations of the Members and their Affiliates pursuant to the Exclusivity Agreement, any Member or group of Members, directly or indirectly through one or more Affiliates or with unrelated third parties, may engage in any business, purchase any loans or real property or make any other investment, even if such business, real property or other investment is in competition with or an opportunity

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of the Company. Any such activity of a Member may be undertaken with or without notice to or participation therein by the other Members. Each Member hereby waives any right or claim it may have against the other Members with respect to any such activity or the income or profits therefrom. Moreover, no Member shall have any obligation to disclose to the Company or the other Members any of its other business activities. The preceding sentence shall not be construed as a limitation on obligations or duties imposed on a Member or rights or benefits granted to a Member pursuant to (i) the Exclusivity Agreement, (ii) any other document or agreement or (iii) any representation, warranty, covenant or other undertaking contained in this Agreement.

Section 5.8. Transactions with Affiliates. The Manager either in its capacity as manager of the Company or otherwise, in the exercise of its power and authority under this Agreement, may contract or otherwise deal with or otherwise obligate the Company to Affiliates of the Manager or of a Member or other entities in which the Manager or a Member may have an ownership or financial interest, so long as applicable contract prices, fees or other remuneration in respect thereto shall not be in excess of current market price therefor in the area in which the Company transacts business and so long as the transaction has been unanimously approved in advance by the Members.

Section 5.9. Compensation and Expenses of the Manager. The Manager will not receive any compensation from the Company for serving as the Manager, but all expenses reasonably incurred by the Manager and approved by all Members, will be paid or promptly reimbursed by the Company. Nothing contained in this Section 5.9 is intended to affect the Interest of the Manager or the amounts that may be payable to the Manager by reason of its Interest.

Section 5.10. Devotion of Time. The Manager shall devote such time, services and efforts as may be necessary for the proper furtherance, management, operation, maintenance and care of the Company business and Assets. The Manager may have other business interests and may engage in other commercial loan or real estate activities and any other business, trade or profession on its own account, or in partnership with any other person or as stockholder of any other corporation.

Section 5.11. Prohibited Activities. The Company shall not engage in any of the following activities:

(a) pay any Manager or any Affiliate of any Manager a rebate for its own account in connection with goods or services purchased for or on behalf of the Company, or participate in any reciprocal business arrangement which would enable any Manager or any Affiliate of any Manager to receive such rebate;

(b) underwrite the securities of others;

(c) make any investments without the unanimous approval of the Members; or

(d) invest or divert cash flow generated by the operation of the Company or the sale or refinancing of all or a portion of the Assets in or to any venture other than the Company.

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ARTICLE VI.

BOOKS AND RECORDS, REPORTS, BANKING AND INCOME TAX ELECTIONS

Section 6.1. Books and Records. The Manager shall maintain or cause to be maintained full and accurate books and records of the Company at the Company’s principal place of business, showing all receipts, expenditures, assets, liabilities, profits and losses of the Company and all other records necessary for the recording of the Company’s business and affairs. The books of the Company, for financial and tax purposes, shall be kept in accordance with generally accepted accounting principles. All said books of account, as well as records and reports of the Company, together with any executed copy of the Articles of Organization and this Agreement and any amendments thereto, shall be open to inspection, examination and audit by any Member (and its duly authorized representatives) during regular business hours who shall be entitled to copy any of such books or records.

Section 6.2. Reporting Requirements. The Manager will deliver, or cause to be delivered, to each Member each of the following, which shall be in form and detail reasonably acceptable to the Members:

(a) As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the NCO Group, Inc., a copy of the annual audit report of NCO Group, Inc. with the unqualified opinion of its certified public accountants, which annual report shall include the consolidated balance sheets of NCO Group, Inc. and its consolidated subsidiaries (including the results of operations of the Company), as at the end of such fiscal year and the related statements of earnings, shareholders’ or members’ equity and cash flows for the fiscal year then ended, all in reasonable detail and all prepared in accordance with GAAP, applied on a consistent basis, together with a certificate of the chief financial officer of NCO Group, Inc., stating that such financial statements are true and accurate in all material respects; provided, however, such reports shall be made available in the form filed by NCO Group, Inc. with the Securities and Exchange Commission, if any.

(b) As soon as available and in any event within twenty (20) days after the end of each month, a copy of the consolidated balance sheets of the Company and NCO Group, Inc. and its consolidated subsidiaries, respectively, as at the end of such month or quarter, as the case may be, and related statements of earnings to-date, in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous fiscal year, all prepared in accordance with GAAP (subject to year-end adjustments and without footnotes), applied on a consistent basis, together with a certificate of the Manager and the chief financial officer of NCO Group, Inc., respectively, stating that such financial statements, subject to year-end audit adjustments, are true and accurate in all material respects; provided, however, that such reports as to NCO Group, Inc. shall be made available in the form filed by NCO Group, Inc. with the Securities and Exchange Commission, if any.

Section 6.3. Tax Reporting Information. The Manager will furnish to each Member on or before May 31 after the end of each Fiscal Year all necessary tax reporting information required by the Members for preparation of their respective income tax returns (including a copy

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of the Schedule K-1, or corresponding schedules relating to such Member required to be filed with the Company’s U.S. Return of Partnership Income and a copy of the Company’s U.S. Return of Partnership Income, a copy of all state and local income tax returns filed on behalf of the Company and a copy of Federal Form 1065, as completed on behalf of the Company).

Section 6.4. Asset Reports. The Manager shall render the following reports to the Members:

(a) Monthly Reports. As soon as available and in any event within twenty (20) days following the close of each calendar month, for the previous month: (i) a debt service report, if applicable, setting forth all payments made under any applicable loan documents; and (ii) reports required to be provided to the Company by the Servicer under the Servicing Agreement, including a report by the Manager which shall include (A) an Asset report which shall include such information, and shall be organized in such a manner, as may be reasonably requested by any Member, including without limitation (i) a bank reconciliation statement, (ii) a wire transfer report, (iii) an Asset detail report (constituting a “data dump” with respect to all Asset data by Asset Pool), (iv) a summarized Asset Pool report (outlining collection results by Asset Pool) and (v) such other information, data and reports as any Member shall reasonably require, and (B) all such matters as the Manager may deem material to the operations of the Company.

(b) Quarterly Reports. As soon as available and in any event no later than ten (10) days prior to the end of each quarter of each Fiscal Year of the Company, quarterly Asset reports which shall include such information, and shall be organized in such a manner, as may be reasonably requested by any Member, but which shall in all events include without limitation (i) actual and projected collections by Asset Pool and expected internal rates of return by Asset Pool, and (ii) such other reports as any Member shall reasonably require.

Section 6.5. Servicing Reporting. The Manager, as representative of the Company in connection with the Servicing Agreement, shall provide the Members with copies of all financial statements delivered by any Servicer pursuant to the Servicing Agreement and any other information requested by the Members with respect to matters addressed in such Servicing Agreement, and in addition, the Manager shall provide Members with the following information within two (2) Business Days after it becomes available: (i) notification of any defaults under the Servicing Agreement; (ii) a detailed statement of the steps being taken by the Servicer and/or the Manager to cure the effect of such default; (iii) copies of any written notices made by the Company to the Servicer under the Servicing Agreement; and (iv) copies of all written notices, all reports and all certifications under the Servicing Agreement.

Section 6.6. Tax Matters Partner. The Manager is designated as the “Tax Matters Partner” (herein so called) as that term is defined in Section 6231 of the Code.

(a) If an audit of the Company’s federal income tax return is commenced, the Tax Matters Partner will promptly advise all Members of all developments with respect to the audit and provide each Member with a copy of all notices received from the Service, including any final company administrative adjustment (as defined in Section

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6223(a) of the Code). The Tax Matters Partner shall consult with the Members with respect to any action to be taken by the Tax Matters Partner and shall obtain the prior unanimous consent of the Members prior to taking any such action. The Tax Matters Partner shall not be required to take any action or incur any expenses for the prosecution of any administrative or judicial remedies in its capacity as Tax Matters Partner unless the Tax Matters Partner is satisfied that the Company will bear any and all such expenses. So long as the Tax Matters Partner is not grossly negligent or does not act in bad faith, or if the Tax Matters Partner acts pursuant to instructions approved by all the Members, the Company shall indemnify and hold harmless the Tax Matters Partner from and against any and all liabilities incurred by the Tax Matters Partner in connection with any activities or undertakings taken by it in its capacity as Tax Matters Partner. A Member that enters into a settlement or closing agreement with the Internal Revenue Service or state or local tax authority in respect of any Company item shall notify the Tax Matters Partner of such agreement and its terms within ten days of the execution of such agreement.

(b) The Tax Matters Partner, at the expense of the Company and in accordance with the tax policies approved by the Members and as required by Section 5.4, shall cause to be prepared all federal, state and local income tax returns and other returns or statements required of the Company by applicable law, and the Tax Matters Partner shall timely file such returns or statements. The Tax Matters Partner shall not have any liability for acts of any agent appointed in accordance herewith in connection with such returns and statements after first forwarding each of the same to the Members for approval as required by Section 5.4.

(c) The Tax Matters Partner shall provide or cause to be provided the following state tax apportionment information to the Members with respect to each Member’s Interest in the Company, within twenty (20) days after the end of each fiscal quarter of the Company:

(i) tax gain or loss on disposition of real or tangible personal property, including date, by location (state) of property;

(ii) Company payroll (if any) by location (state);

(iii) adjusted tax basis of Real Property and real and tangible personal property by location (state) of property; and

(iv) gross rental income on real or personal property by location (state) of property.

In addition, the Tax Matters Partner, at the expense of the Company, shall use its best efforts or cause the Servicer or the accounting firm preparing the tax returns of the Company to obtain such state tax apportionment information with respect to the Company’s ownership interest in any underlying flow through entity.

Section 6.7. Record Retention. For a period of seven (7) years after the date of termination or expiration of the Company, the Manager shall maintain all files and records

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pertaining to the Assets or the Company and thereafter, at the option and direction of each Member or former Member, shall (i) dispose of them, or (ii) deliver the original or true and accurate photocopies of them to each Member or former Member who so requests. Notwithstanding the above, as to all federal, state and local tax returns for the Company, including but not limited to all supporting documentation, worksheets and schedules, the Manager shall ensure that all such documents are either retained by the Manager or the outside tax preparer for a period of not less than ten (10) years after the due date for filing (including extensions) of the return and following such period, the Manager or outside tax preparer shall notify the Members and provide the Members the opportunity to obtain such documents prior to their disposal. The Manager acknowledges that each Member is an intended beneficiary of the provisions of this subsection.

ARTICLE VII.

BANKING

The Manager shall, or shall cause the Servicer to, establish and maintain a primary company account (the “Company Account”) with a financial institution designated by the Manager and unanimously approved by the Members. Funds in the Company Account shall, to the extent consistent with prudent business practice, be invested in an interest bearing account. The Company Account shall be maintained on behalf of the Company as a segregated account and shall not be commingled with the funds of any Person other than the Company. The Company Account shall be an Eligible Account. Subject to Section 5.4 hereof, the Manager may, or may cause the Servicer to make withdrawals or disbursements from the Company Account from time to time for purposes necessary or appropriate to the ordinary course of the Company’s business.

ARTICLE VIII.

REPRESENTATIONS OF MEMBERS

Each Member, by execution hereof, represents and warrants:

(a) it is neither: (i) an employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not it is subject to the provisions of Title I of ERISA); (ii) a plan described in Section 4975(e)(1) of the Code; (iii) an entity the assets of which include plan assets pursuant to Department of Labor Regulations at 29 C.F.R. § 2510.3-101 by reason of the investment (direct or indirect) in such entity by an entity described in the preceding clauses (i) or (ii) of this sentence; nor (iv) a “benefit plan investor” within the meaning of 29 C.F.R. § 2510.3-101;

(b) the Member understands that its distributive share of income from the Company may be treated as “unrelated business taxable income” within the meaning of Section 512(a)(1) of the Code;

(c) it is a United States person within the meaning of Section 7701(a)(30) of the Code;

(d) the Member will take no action that could result in the Company being treated as a “taxable mortgage pool” within the meaning of Section 7701(i) of the Code;

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(e) the Member understands that the Member may receive “phantom income” representing a distributive share of taxable income of the Company (as to which the Member could incur an out-of-pocket tax liability) without receiving any currently distributable amount of cash flow from the Company;

(f) that such Member’s Interest in the Company has not been and will not be registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act, or registered or qualified under the securities law of any jurisdiction;

(g) that such Member has such knowledge, sophistication and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in its Interest in the Company, is able to bear the economic risk of an investment in its Interest in the Company and is an “accredited investor” as defined in Regulation D under the Securities Act;

(h) that such Member is acquiring its Interest in the Company for its own account, or for accounts as to which it exercises sole investment discretion, for investment purposes only and not with a view to distribution, subject, nevertheless, to the understanding that the disposition of such Member’s property shall at all times be and remain within such Member’s control;

(i) that upon acquisition of its Interest in the Company, the number of “beneficial owners” (as defined in Section 3 of the Investment Company Act) owning such Member’s Interest is less than five; and the Company, as a result thereof, will not be required to register as an investment company under the Investment Company Act; and

(j) that it is not a bank, within the meaning of Section 881(c)(3)(A) of the Code or if it is such a Bank that it is incorporated under the laws of the United States or any state thereof (including the District of Columbia).

ARTICLE IX.

CHANGES IN MEMBERS; CERTIFICATED MEMBERSHIP INTERESTS

Section 9.1. Transfer of Interests Held by the Manager or Affiliate of the Manager. The Manager shall not voluntarily retire or withdraw from the Company, substitute any Person in its stead or sell, assign, transfer, encumber or otherwise dispose of its Interest in the Company (including transfers of voting and/or economic attributes and rights associated therewith) and shall take appropriate steps to ensure that the direct and indirect partners, shareholders or members of the Manager shall not suffer or permit any transfer of or encumbrance upon their interests in the Manager without, in each instance, obtaining the prior unanimous approval of the Members, which approval any such Member may withhold in its sole discretion. Notwithstanding the provisions of Section 9.3, the Incapacity of the Manager shall not operate to confer upon his successors or assigns any right to sell, assign, transfer, encumber or otherwise dispose of such Manager’s Interest in the Company without obtaining the prior unanimous approval of the Members, which approval any such Member may withhold in its sole discretion.

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Section 9.2. Transfer of Company Interests Held by Members not Affiliated with the Manager. Upon and subject to the terms of this Section 9.2 and Section 9.4, any Member who is not the Manager or Affiliated with the Manager may, without the consent of the Manager, sell, exchange, transfer, encumber or assign all or any part of its Interest to any Person including any sale, exchange, transfer, encumbrance or assignment of any or all of its right to share in the gains, losses, income, deduction, credit, capital and distributions of the Company; provided, however, any such sale, exchange, transfer, encumbrance or assignment to any Person other than a CarVal Affiliate or an Affiliate of the NCO Member shall be subject to the prior unanimous approval of the Members.

Section 9.3. Incapacity of Member. Upon the Incapacity of any Member, its successors or assigns shall have all the rights of the Member for the purpose of settling or managing its affairs and such power as the Member possessed to assign all or any part of its Interest and to join with such assignee in satisfying conditions precedent to such assignee becoming a substituted member; provided, however, that in the event of the Incapacity of any Member, such Member’s successors or assigns shall have no rights to vote or exercise any decision-making authority that may have been conferred upon such Member hereunder unless and until all remaining Members shall have approved and accepted any such substitute or successor Member pursuant hereto. The Incapacity of any Member shall not dissolve the Company.

Section 9.4. Assignees.

(a) Subject to subsection 9.4(e) below, the Company shall not recognize for any purpose any purported sale, exchange, pledge, assignment or transfer of all or any fraction of the Interest of any Member unless (i) all other Members shall have consented in writing thereto, which consent may be withheld by a Member in its sole discretion; (ii) there shall have been filed with the Company a written and dated notification of such sale, exchange, pledge, assignment or transfer, in form reasonably satisfactory to all Members, executed and acknowledged by both the seller, assignor or transferor and the purchaser, assignee or transferee, and such notification (1) contains the acceptance and assumption by the purchaser, assignee or transferee of all of the terms and provisions of this Agreement in a manner satisfactory to all Members and (2) represents that such sale, exchange, pledge, assignment or transfer was made in accordance with all applicable laws and regulations; and (iii) such notification is accompanied by evidence in form and substance reasonably satisfactory to all Members (which may include an opinion of counsel if required by the Members) that such sale, exchange, pledge, transfer or assignment would not violate the Securities Act of 1933, as amended, or any state securities or “blue sky” laws (including any investor suitability standards) applicable to the Company or the Company Interest to be sold, exchanged, pledged, transferred or assigned.

(b) If any Member shall assign all of its Interest, it shall cease to be a Member hereunder except that, unless and until a substituted member is admitted in its stead, such Member shall retain the statutory rights of the assignor of a Member’s Interest under the Act.

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(c) A person who is the assignee of all or any fraction of the Interest of any Member, but does not become a substituted member and desires to make a further assignment of such Interest, shall be subject to all the provisions of this Article IX to the same extent and in the same manner as the Member.

(d) Any Change of Control, for purposes hereof, shall constitute a sale, exchange, pledge, assignment or transfer of an Interest by a Member and, as such, shall not be recognized by the Company for any purpose unless all other Members shall have consented in writing thereto, which consent may be withheld by a Member in its sole discretion.

(e) Notwithstanding anything to the contrary contained in Section 9.2 and Section 9.4(a) hereof, the CVI Member shall be permitted to exchange, pledge, assign or transfer all or any part of its Interest to a CarVal Affiliate without prior notice to or consent of the other Members of the Company.

Section 9.5. Obligations and Rights of Transferees and Assignees. Any Person who acquires in any manner whatsoever the Interest (or any part thereof) of any Member, irrespective of whether such Person has accepted and assumed in writing the terms and provisions of this Agreement, shall be deemed, by acceptance of the benefit of the acquisition thereof, to have agreed to be subject to and bound by all of the obligations of this Agreement and to have made the representations set forth herein, with the same force and effect as any predecessor in interest in the Company, shall have only such rights as are provided in this Agreement and, without limiting the generality of the foregoing, shall not have the value of its Interest ascertained or receive the value of such Interest or, in lieu thereof, profits attributable to any right in the Company, except as set forth in this Agreement.

Section 9.6. Non-Recognition of Certain Transfers. Notwithstanding any other provision of this Agreement, any transfer, sale, alienation, assignment, encumbrance or other disposition in contravention of any of the provisions of this Agreement shall be void and ineffective, and shall not bind, or be recognized by, the Company.

Section 9.7. General Conditions.

(a) All costs and expenses incurred by the Company in connection with any disposition of an Interest or any part thereof pursuant to this Article IX and another Person’s becoming a Member in the Company in respect of such Interest or such part thereof, including any filing, recording and publishing costs and the fees and disbursements of counsel, shall be paid by the Member disposing of such Interest or any part thereof.

(b) If the Interest of a Member is transferred pursuant to this Article IX, such Member shall for the purposes of this Agreement be allocated Net Income and Net Loss of the Company based upon the number of days during the taxable year of the Company that it owned such Interest or part thereof, and the successor of such Member shall be allocated the remainder of the Net Income and Net Loss of the Company allocable to the Interest or part thereof so transferred. For the purposes of this Section, distributions of

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Net Cash Flow shall be made only to Persons who are Members on the date of such distributions.

(c) At the request of a substituted Member, the Manager may, at its option, file on behalf of the Company an election under Section 754 of the Code permitting adjustments to basis as provided for in Sections 734 and 743 of the Code.

Section 9.8. Appointment of Substituted Manager. In the event of the Incapacity, resignation or withdrawal of the Manager, or removal of the Manager pursuant to Section 12.1, or upon the occurrence of any other event of withdrawal with respect to the Manager specified in the Act and if such event would result in dissolution of the Company, the CVI Member, within ninety (90) days after the event or occurrence which would otherwise cause a dissolution, may continue the Company and appoint one or more substituted Managers who shall assume the duties and obligations of the predecessor Manager.

Section 9.9. Certification of Membership Interests.

(a) Certificates for Members’ Interests. Each Member’s Interest in the Company shall be evidenced by a certificate or certificates substantially in the form of the certificate attached hereto as Exhibit C. The certificates of membership interests shall be registered in the certificate ledger and transfer books of the Company as they are issued. The certificates shall be signed by the Manager of the Company.

(b) Transfer, Legends, Etc. Upon surrender to the Company of a certificate for membership interests duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Company shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its certificate ledger and transfer books. Certificates shall bear a legend substantially similar to the legend set forth on the form of certificate attached hereto as Exhibit C. Subject to applicable law, the Company may, by proper action pursuant to this Agreement, (i) impose restrictions on transfer or registration of transfer of membership interests, in addition to any set forth in this Agreement, and (ii) require as a condition of the issuance or transfer of such membership interests that the person or persons to whom such membership interests are to be issued or transferred agree in writing to such restrictions. In the event that any such restrictions on transfer or registration of transfer are so imposed, the Company shall require that such restrictions be conspicuously noted on all certificates evidencing such membership interests.

(c) Return of Certificates, Issuances of New Certificates. If, pursuant to the terms of this Agreement or applicable law, the Company or the Manager takes any action the effect of which is to increase or decrease a Member’s Interest (the effective time of such event being referred to herein as the “Effective Time”), then, as of the Effective Time, the holders of certificates evidencing membership interests shall cease to hold the Interests evidenced by such certificates and, instead, shall hold the Interest resultant from the aforesaid action (such action being referred to herein as an “Adjusting Action”). At the Effective Time, the Manager may send a notice of the Adjusting Action to each registered holder and shall direct each registered holder to deliver its certificate or

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certificates to the Company for cancellation and the delivery to the registered holder of a new certificate or certificates evidencing the adjusted Interest. At and after the Effective Time, until surrendered as provided in this Section 9.9, each outstanding certificate will be deemed for all purposes to evidence the Interest resultant from the Adjusting Action.

(d) Form of Certificates. Certificates evidencing Interests in the Company shall be in the form attached hereto as Exhibit C or in such other form as shall be required or authorized by law and approved by the Manager. The certificate ledger and transfer books and the blank certificates shall be kept by the Manager or any agent designated by the Manager for that purpose. It is the intent of the Member(s) that the Interests constitute “securities” as that term is defined in Section 104.8102 and contemplated in Section 104.8103 of the Uniform Commercial Code of the State of Nevada and that the Interests be governed by Article 8 of the Uniform Commercial Code of the State of Nevada.

(e) Lost, Stolen, Defaced, Worn Out or Destroyed Certificates. The Manager may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen, defaced, worn out or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen, defaced, worn out or destroyed. When authorizing such issuance of a new certificate or certificates, the Company may, as a condition precedent thereto, (i) require the owner of any defaced or worn out certificate to deliver such certificate to the Company and order the cancellation of the same, and (ii) require the owner of any lost, stolen, or destroyed certificate or certificates, or his, her or its legal representative, to advertise the same in such manner as the Company shall require and to give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed. Thereupon, the Company may cause be issued to such person a new certificate in replacement for the certificate alleged to have been lost, stolen, defaced, worn out or destroyed. The Company shall note in its certificate ledger and transfer books with respect to each new certificate so issued the fact of such issue and the number, date and name of the registered owner of the lost, stolen, defaced, worn out or destroyed certificate in lieu of which the new certificate is issued. Every certificate issued hereunder shall be issued without payment to the Company for such certificate; provided, that there shall be paid to the Company a sum equal to any exceptional expenses incurred by the Company in providing for or obtaining any such indemnity and security as referred to herein.

(f) Record Holder of Interests. Except as otherwise provided by applicable law or the terms of this Agreement and subject to the rights, in accordance with Article XI of this Agreement, of any secured party (and its successors and assigns) pursuant to any Member’s pledge of its Interest in the Company, the Company (i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of an Interest to receive distributions and to vote as such owner and (ii) shall not be bound to recognize any equitable or other claim to or interest in such Interest on the part of any other person, whether or not it shall have express or other notice thereof. The Company may treat a fiduciary as having capacity and authority to exercise all rights of ownership

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in respect of an Interest in the name of a decedent holder, a person, firm or corporation in conservation, receivership or bankruptcy, a minor, an incompetent person, or a person under disability, as the case may be, for whom such fiduciary is acting, and the Company, its transfer agent and its registrar, if any, upon presentation of evidence of appointment of such fiduciary shall be under no duty to inquire as to the powers or such fiduciary and shall not be liable for any loss caused by any act done or omitted to be done by the Company or its transfer agent or registrar, if any, in reliance thereon.

(g) Determination of Members of Record. The record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the date next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. The record date for determining Members entitled to express consent to action in writing without a meeting, when no prior action by the Manager is necessary, shall be the day on which the first written consent is expressed. The record date for determining Members for any other purpose shall be at the close of business on the day on which the Manger takes proper action relating thereto.

ARTICLE X.

LIQUIDATION AND DISSOLUTION OF COMPANY

Section 10.1. Causes. Notwithstanding any provision of the Act to the contrary, the Company shall be dissolved as promptly as practicable following any of the following events:

(a) the Members shall unanimously vote or agree in writing to dissolve the Company;

(b) the sale or disposition of all or substantially all of the Assets and a decision having been made by the Members not to bid on or acquire any additional Assets in the future; provided, however, in the event that all or a portion of the Assets are sold on an installment basis, the Company shall not dissolve or terminate until such time as all indebtedness owing to the Company in respect of any such sale has been fully paid or compromised;

(c) the bankruptcy of the Company;

(d) entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(e) any event which under applicable law would cause the dissolution of the Company; provided that, unless required by applicable law, the Company shall not be wound up as a result of such event and the business of the Company shall be continued.

Notwithstanding the foregoing, the death, retirement, resignation, expiration, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company under the Act shall not, in and of itself, cause the

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dissolution of the Company. In such event, the remaining Member(s) may continue the business of the Company without dissolution.

Section 10.2. Method of Liquidation. As promptly as possible, but in no event later than ten (10) Business Days after the happening of any event specified in Section 10.1, and provided the Company is not continued as provided therein, a special liquidator shall be designated by the unanimous consent of the Members, which may be the Manager or another Member of the Members remaining and which shall be the Manager if the Members are unable to reach a unanimous decision within such ten (10) Business Days (the “Liquidator”). Such Liquidator shall immediately commence to wind up the Company’s affairs and shall liquidate the Assets of the Company as promptly as possible, in an orderly and businesslike manner, so as not to involve undue loss to the Company, in which event (i) the liquidation may be deferred for a reasonable time, or (ii) all or part of the Company Assets may be distributed in kind. As promptly as possible after dissolution, the Liquidator shall prepare a final statement of account which shall reflect the status of each Member’s capital account and such other items and matters which they deem to be appropriate. The Liquidator, shall determine the Fair Market Value of the remaining Company properties using appraisal techniques which it deems to be appropriate.

Net Proceeds and all other Assets shall be applied and distributed as follows and in the following order of priority:

(a) to the payment of the debts and liabilities of the Company, including any and all third-party loans obtained by the Company, but excluding any loans or advances from Members; provided, however, if the Company makes distributions in kind of undivided interests in Company property which secures mortgage indebtedness, then each Member receiving such distribution of property in kind subject to such mortgage indebtedness shall be severally liable (as among each other, but not for the benefit of third parties) for its proportionate part of such mortgage indebtedness (which need not be paid or otherwise discharged out of the proceeds of liquidation) in proportion to its interest in such property so distributed; provided, further, that no Member intends hereby to incur (except as among each other, and then only to the extent of the value of its interest), nor does it assume any liability on any such mortgage indebtedness which it has not previously incurred under the terms of the instrument creating such mortgage indebtedness; then

(b) to the establishment of any reserves deemed reasonably necessary or appropriate by the Liquidator and unanimously approved by the Members, for any contingent or unforeseen liabilities or obligations of the Company. Such reserves established hereunder shall be held for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Liquidator reasonably deems advisable, of distributing the balance of such reserves in the manner provided hereinafter; then

(c) to the repayment of any loans made to, or out-of-pocket expenses incurred for the benefit of, the Company directly by Members, but if the amount available for such repayment is insufficient to repay all such loans, then pro rata on account thereof, the amount to be distributed to any such Member being in the proportion which the unpaid

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principal balance of any loans made to the Company by such Member bears to the aggregate unpaid principal balances of loans made to the Company by all Members; then

(d) the remaining liquidation proceeds, if any, shall be distributed to the Members in the manner provided in Section 4.4(b) and (c).

Section 10.3. Date of Termination. The Company shall be terminated and dissolved when all the cash or property available for application and distribution under Section 10.2 shall have been applied and distributed in accordance therewith.

Section 10.4. Waiver of Partition. Each Member hereby irrevocably waives any right or power it may possess to compel a partition or sale of any Asset of the Company or to compel a dissolution of the Company other than as expressly set forth in this Agreement.

ARTICLE XI.

POWER AND CONSENTS

Section 11.1. Appointment.

(a) Each Member hereby makes, constitutes and appoints the Manager (and any successor manager) its true and lawful attorney in its name, place and stead:

(i) to make, execute, sign, acknowledge and file with respect to the Company:

(1) additional copies of this Agreement and a Certificate of Formation or amendment thereto pursuant to the Act;

(2) such documents as may be required by law to reconstitute and continue the business of the Company in accordance herewith or to effect the withdrawal of a Member or admission of a substituted or additional Member in accordance with this Agreement;

(3) all documents which may be deemed necessary or desirable to effect the dissolution of the Company after its termination;

(4) any assumed name certificate required by law to be filed of record; and

(5) all such other instruments, documents and certificates which may from time to time be required by the laws of the States of Nevada, Minnesota and the United States of America or any political subdivision or agency thereof, to effectuate, implement, continue and defend the valid existence of the Company;

(ii) otherwise to amend this Agreement, from time to time, if such amendment is approved pursuant to Section 5.4.

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(b) Such limited power of attorney granted pursuant to this Article XI is a special limited power of attorney coupled with an interest, shall survive the legal incapacity of the Member hereby granting such power of attorney and is binding upon each Member and its successors, assigns, heirs and personal representatives.

Section 11.2. Exercise of Power of Attorney. The power of attorney granted pursuant to this Article XI shall only be exercisable by a party who is a Manager (or Liquidator) at the time of exercise and may be exercised by such Manager by executing any document or amendment described in Section 11.1 in its capacity as attorney-in-fact for the Members. A Manager shall notify the Members of any documents or amendments executed by it pursuant to this Article XI. Nothing in Section 11.1 or 11.2 shall authorize such attorney-in-fact to amend or modify this Agreement without the consent of the Members or to take any action that could reasonably be anticipated to have an adverse effect on a Member or the Company.

Section 11.3. Action by Members. Any action or consent by a Member pursuant to this Agreement shall be taken by an authorized representative of such Member whose name and specimen signature appears under such Member’s name on Exhibit D attached hereto and incorporated herein by reference, as such exhibit may be amended and supplemented from time to time.

Section 11.4. Meetings and Consents of the Members.

(a) Meetings of the Members may be called by the Manager and shall be called upon the written request of any Member, but in no event shall such meetings be held less frequently than twice per year. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than five (5) Business Days nor more than twenty (20) days prior to the date of such meeting, provided, that the Members may agree in writing to a shorter notice period than five (5) Business Days. Members may vote in person or by telephone at such meeting and may waive advance notice of such meeting. Participation by an authorized representative shall constitute waiver of any notice of the relevant meeting by the applicable Member. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meting of the Members or may be given in accordance with the procedure prescribed in this Section 11.4. Except as otherwise expressly provided in this Agreement, the unanimous vote or consent of the Members shall be required to constitute the act of the Members or the consent or determination of the Members.

(b) Each meeting of Members shall be conducted by the Manager or such other individual Person as the Manger deems appropriate pursuant to such rules for the conduct of the meeting as the Manager or such other Person deems appropriate.

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ARTICLE XII.

REMOVAL OF THE MANAGER

Section 12.1. Right to Remove. Notwithstanding the terms of Section 5.4, at any time For Cause, the Member not constituting the Manager (the “Terminating Member”) shall have the right:

(a) to cause the removal of the Manager, provided, however, that such removal shall not occur until after the admission of a new Manager pursuant to clause (b); and

(b) to appoint, and cause the admission to the Company of, a new Manager, and to determine such new Manager’s economic interest in the Company; provided, however, that such new Manager’s economic interest shall not reduce the interests of the Members in the Company other than in a manner proportionate to their respective Interests.

The Terminating Member shall exercise such rights by giving notice thereof (a “Termination Notice”) to the Manager. Any removal of a Manager pursuant to this Section 12.1 shall be effective as of the date stated in the Termination Notice. The Terminating Member shall exercise the removal rights contained in this Section 12.1 in good faith based upon (i) any event constituting For Cause or (ii) such Manager’s breach of fiduciary duty or other material uncured breach of this Agreement by the Manager. The Manager agrees to execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent of this Section 12.1, including, without limitation, effectuating the admission to the Company of any new Manager appointed by the Terminating Member under clause (b) above.

Section 12.2. No Right to Withdraw, Assign or Delegate. No Manager shall have the right to withdraw as Manager hereunder, assign its right hereunder nor delegate its duties hereunder without the prior unanimous approval of the Members, which any Member may withhold in its sole discretion. Notwithstanding the foregoing, the Manager shall be automatically removed as Manager, without action by any other Member, if the Manager is no longer a Member, as a result of withdrawal or disposition of its Interest.

Section 12.3. Consequences of Removal or Withdrawal of Manager. After the withdrawal of any Manager or after the removal of any Manager pursuant to this Article XII, any Member may take any action, direction or consent within the Manager’s scope of duties upon unanimous approval of the Members.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1. Notice. All notices, offers, demands, statements and requests required or permitted to be given under this Agreement must be in writing and shall be deemed to be properly given or served by hand delivery, or by facsimile, or whether received or not, by depositing same in the United States Mail, postage prepaid and registered or certified mail, return receipt requested, addressed to the respective Member to whom the same is intended to be given or served, at the address of such Member as set forth on Exhibit A to this Agreement, or to the

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Company at the address of the Company. All such notices, offers, demands, statements and requests shall, except as hereinafter set forth, be effective upon hand delivery, or if given by means of facsimile, upon receipt, or if mailed, upon receipt. Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given hereunder shall be deemed to be receipt of the notice, offer, demand, statement or request. Each Member shall have the right from time to time and at any time, upon at least ten (10) days prior written notice thereof in accordance with the provisions hereof, to change its respective address by specifying any other address within the United States of America; provided, however, notwithstanding anything herein contained to the contrary, in order for such notice of address change to be effective it must actually be received.

Section 13.2. Construction. The Members declare that by entering into this Agreement they have contracted with reference to the laws of the State of Nevada, and the terms and provisions of this Agreement shall be interpreted and construed under the substantive laws, but not the conflicts laws, of the State of Nevada, except in such cases and to such extent as the laws of another jurisdiction shall necessarily control.

Section 13.3. Effect of Agreement. This Agreement shall be binding upon all Members, their successors and assigns.

Section 13.4. Amendment; Waiver. This Agreement may only be amended by written instrument signed by the Manager and all of the Members. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit of any such provision, so long as the interests of any other party shall not be affected thereby. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 13.5. Counterparts. This Agreement may be executed in two or more identical counterparts which when taken together will constitute one and the same instrument.

Section 13.6. Severability. Every provision hereof is intended to be severable, and if any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

Section 13.7. Captions. The title and captions contained herein are for convenience only and shall not be deemed part of the context of this Agreement.

Section 13.8. Numbers and Gender. Where the context so indicates, the masculine shall include feminine and neuter, the singular shall include the plural and the plural shall include the singular and any reference to a person shall include an individual or a corporation, firm, company, trust or any other entity.

Section 13.9. Confidentiality.

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(a) Generally. The terms of this Agreement, its subject matter, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members (collectively, the “Information”) that has not been publicly disclosed by the Manager, with prior written unanimous consent of the Members, is confidential and proprietary information of the Company the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member represents that except as expressly permitted herein it has not disclosed and agrees that neither it nor its members, shareholders, directors, officers, agents, advisors (its “Agents”) and those of any Affiliate will disclose to any Person any Information until the Company has publicly disclosed the Information and has notified each Member that it has done so, nor, until such public disclosure and notification thereof to each Member, will the statement of any third person regarding Information be confirmed by any Member or its Agents.

(b) Legal Proceedings. Each Member agrees that neither it nor its Agents will disclose any Information to any person (other than a person agreeing to maintain all Information in strict confidence, a judge, magistrate or referee) in any action, suit or proceeding relating to or arising out of this Agreement or otherwise, and to keep confidential all documents (including without limitation responses to discovery requests) containing any Information. Each Member hereby consents in advance and will make reasonable efforts to obtain the consent of its Agents to any motion for any protective order brought by any other Member or Affiliate of a Member represented as being intended by the movant to implement the purposes of this Section 13.9; provided however, that if a Member receives a request to disclose any Information under the terms of a valid and effective order issued by a court or government agency and the order was not sought by or on behalf of or consented to by the Member, the Member may disclose the Information to the extent required if the Member as promptly as practicable (i) notifies the Manager of the existence, terms and circumstances of the order, (ii) consults in good faith with the Manager on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Information that the Manager designates. The cost (including without limitation attorneys’ fees and expenses) of obtaining a protective order covering Information designated by the Manager will be a Company cost.

(c) Miscellaneous. The covenants contained in this Section 13.9 will survive the transfer of the interest in the Company of any Member and the termination of the Company.

(d) No Effect on Competition. Subject to the restrictions set forth in the Exclusivity Agreement, nothing in this Section 13.9 will prevent a Member or Affiliate permitted to do so from competing with the Company or from using business contacts and general knowledge of operating procedures in the competing business.

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Section 13.10. Exhibits. Exhibits referred to in this Agreement and attached hereto are incorporated herein in full by this reference as if each of such exhibits were set forth in the body of this Agreement and duly executed by the parties hereto.

Section 13.11. Entire Agreement. This Agreement, the Exclusivity Agreement, and the Servicing Agreement constitute the entire agreement and understanding among the Members with respect to the matters contemplated herein and supersede all prior agreements and undertakings with respect hereto.

Section 13.12. Negation of Third Party Beneficiaries. This Agreement and the covenants and agreements contained herein are for the sole benefit of the parties to this Agreement and their respective successors and assigns and may not be enforced by any person or entity not a party to this Agreement or a successor or assign of such party.

Section 13.13. Jurisdiction. The Members hereby agree that any and all disputes, actions, or proceedings arising out of or relating to this Agreement shall be litigated solely and exclusively in the United States District Court for the District of Minnesota or the Hennepin County District Court in Minneapolis, Minnesota. The Members hereby irrevocably consent to the jurisdiction and venue of any such court and waive any argument that venue in such forums is not convenient. In the event a Member commences any action or proceeding arising out of or relating in any way to this Agreement in another jurisdiction, any other Member at its option shall be entitled to have the action or proceeding transferred to one of the jurisdictions and venues above-described, or if such transfer cannot be accomplished under applicable law, to have such action or proceeding dismissed without prejudice, and the Members hereby consent to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to the Member at its address specified in Exhibit A. The Members agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 13.13 shall affect the right of a Member to serve legal process in any other manner permitted by law or affect the right of a Member to bring any action or proceeding unrelated to this Agreement against another Member or Members or their property in the courts of other jurisdictions.

Section 13.14. Waiver of Jury Trial. EACH OF THE MEMBERS IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY AND ALL RIGHTS TO IMMUNITY BY SOVEREIGNTY OR OTHERWISE IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 13.15. Interpretation. The Members acknowledge and agree that (a) each Member and its counsel have reviewed the terms and conditions of this Agreement and have contributed to its revision, (b) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (c) the terms and provisions of this Agreement shall be construed fairly as to all Members and not in favor of or against any Member, regardless of which Member was generally responsible for the preparation of this Agreement.

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Section 13.16. Specific Performance. Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and the monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

Section 13.17. Expenses. Except as may otherwise be expressly provided herein, each Member shall pay its own expenses (including legal, accounting, investment banker, broker or finders fees) incident to the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and the performance of its obligations hereunder.

Remainder of page intentionally left blank

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

MEMBER:

NCOP NEVADA HOLDINGS, INC.

By:	/s/ Albert Zezulinski
Name:	Albert Zezulinski
Title:	President (CEO)

MEMBER:

CVI GVF FINCO, LLC

By:	CarVal Investors, LLC
Its:	Attorney in Fact

By:	/s/ Greggory S. Haugen
Name:	Greggory S. Haugen
Title:	Executive Vice President

[Signature page to Limited Liability Company Agreement of NCOP/CF II LLC]

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EXHIBIT A

MEMBERS’ NAMES AND ADDRESSES

Name and Address

Member

NCOP Nevada Holdings, Inc.

Hughes Center

Suite 170

3763 Howard Hughes Parkway

Las Vegas, Nevada 89109

with a copy to:

NCOP Nevada Holdings, Inc.

507 Prudential Road

Horsham, Pennsylvania 19044

Attention: Michael J. Barrist

Member

CVI GVF Finco, LLC

c/o CarVal Investors, LLC

Investment Manager for CVI GVF Finco, LLC

12700 Whitewater Drive

Minnetonka, MN 55343-9439

Attn: Jon Taxdahl

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EXHIBIT B

ASSET POOL PERCENTAGES

Transaction (Asset Pool) Name	Acquisition Date	Identifier	Net Book Value*	CVI Asset Pool Percentage	NCO Asset Pool Percentage

*	Net Book Value to be updated monthly.

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EXHIBIT C

FORM OF MEMBERSHIP CERTIFICATE

FORMED UNDER THE LAWS OF THE STATE OF

NEVADA

MEMBERSHIP INTEREST

This Certifies That                                          is the registered holder of a          Percentage Interest of

NCOP/CF II, LLC, a Nevada limited liability company (the “Company”), transferable only on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.

SEE THE REVERSE SIDE FOR A STATEMENT OF THE RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

GRANTED TO OR IMPOSED UPON THE INTEREST EVIDENCED BY THIS CERTIFICATE.

In Witness whereof, the Company has caused this Certificate to be signed by its duly authorized Manager this      day of         , 2007.

NCOP/CF II, LLC

By	Its Manager, NCOP Nevada Holdings, Inc.

By
Name
Its

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF LIMITED LIABILITY COMPANY AGREEMENT DATED AS OF AUGUST 31, 2007, A COPY OF WHICH IS FILED WITH

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THE COMPANY’S BOOKS. THE COMPANY WILL FURNISH A COPY OF SUCH AGREEMENT TO ANY HOLDER HEREOF UPON REQUEST WITHOUT CHARGE.

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE CONSTITUTES “SECURITIES” AS THAT TERM IS DEFINED IN SECTION 8-102 OF THE UNIFORM COMMERCIAL CODE OF THE STATE OF NEVADA. THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF THE STATE OF NEVADA.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE BLUE SKY LAWS, AND IS SUBJECT TO CERTAIN INVESTMENT REPRESENTATIONS. THIS SECURITY MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT AND APPLICABLE BLUE SKY LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

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EXHIBIT D

SPECIMEN SIGNATURES OF AUTHORIZED REPRESENTATIVES OF MEMBERS

CVI-GVF FINCO, LLC

Name	Signature

NCOP NEVADA HOLDINGS, INC.

Name	Signature